Exhibit 99.1



                   Annaly Mortgage Management, Inc. Announces
                     4th Quarter 2005 Common Stock Dividend


     NEW YORK--(BUSINESS WIRE)--Dec. 19, 2005--The Board of Directors of Annaly Mortgage Management, Inc. (NYSE: NLY) declared the fourth quarter 2005 common stock cash dividend of $0.10 per common share. This dividend is payable January 27, 2006 to common shareholders of record on December 30, 2005. The ex-dividend date is December 28, 2005.
     "As we have been discussing for several quarters," said Michael A.J. Farrell, Chairman, Chief Executive Officer and President of Annaly, "short duration assets have suffered most during this extended period of removing monetary policy accommodation through the increase in the Federal Funds rate. As a result, we are continuing to take steps to rebalance and strengthen our portfolio. We believe that these actions will improve our financial performance going forward." Dividends may be reinvested through Annaly's Dividend Reinvestment Plan. Plan information may be obtained from the Plan Administrator, ChaseMellon Shareholder Services at 1-800-842-7629, at www.annaly.com, or by contacting the Company.
     Annaly manages assets on behalf of institutional and individual investors worldwide through Annaly and through the funds managed by its wholly-owned registered investment advisor, FIDAC. The Company's principal business objective is to generate net income for distribution to investors from the spread between the interest income on its mortgage-backed securities and the cost of borrowing to finance their acquisition and from dividends Annaly receives from FIDAC, which earns investment advisory fee income. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT"), currently has 123,684,931 shares of common stock outstanding.
     This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing, FIDAC's clients removal of assets FIDAC manages, FIDAC's regulatory requirements, and competition in the investment management business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


     CONTACT: Annaly Mortgage Management, Inc.
              Investor Relations,
              1- (888) 8Annaly
              www.annaly.com